Exhibit 99.1

CONTACT:	Connie Hamblin	RELEASE: April 22, 2010
(616) 772-1800

GENTEX REPORTS RECORD NET SALES AND NET INCOME

ZEELAND, Michigan, April 22, 2010 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported record results for the first quarter ended March 31, 2010.

For the first quarter of 2010, the Company’s record net sales increased by 98 percent to $185.8 million compared with $93.8 million in the first quarter of 2009.  The gross profit margin increased on a year-over-year basis from 23.8 percent in the first quarter of 2009 to 36.9 percent in the first quarter of 2010, primarily due to the Company’s ability to leverage fixed overhead costs due to the 98 percent year-over-year increase in first quarter net sales.

Record income from operations increased by $42.4 million in the first quarter of 2010 to $44.6 million, compared with $2.2 million in the first quarter of 2009, primarily due to the year-over-year increase in the first quarter gross profit margin.

Other income was $3.1 million in the first quarter of 2010 compared with other expense of $4.6 million in the first quarter last year.  The improvement in the first quarter of 2010 was primarily the result of realized gains on the sale of equity investments in the current quarter, compared with realized losses in the same prior-year period.  There were no other-than-temporary impairment losses in the first quarter of 2010, compared with non-cash charges for other-than-temporary impairment losses on available-for-sale securities of $1.3 million in the first quarter of 2009.

Record net income of $32.5 million in the first quarter of 2010, compared with a net loss of $1.6 million in the first quarter of 2009, was primarily due to increased operating income aided by improved other income.

Earnings per diluted share were 23 cents in the first quarter of 2010 compared with a loss of one cent per share in the first quarter of 2009.

“We are pleased to report the best quarter in the Company’s history in terms of net sales, operating income and net income,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer.  “To say the least, we are happy to be reporting a quarter like this, given the challenges we faced one year ago at this time.”

Bauer said that the increases in net sales at the Company were driven by improved global automotive industry light vehicle production as well as new business and increased penetration of Rear Camera Display (RCD) Mirrors and SmartBeam®.  The Rear Camera Display Mirrors display high-resolution, color images of the area directly behind the vehicle via an automaker-specified camera.   SmartBeam is the Company’s proprietary high beam headlamp assist system.

Unit Shipments and Net Sales

Total auto-dimming mirror unit shipments increased by 93 percent in the first quarter of 2010 compared with the first quarter last year.  Automotive net sales increased by 104 percent from $89.0 million in the first quarter of 2009 to $181.5 million in the first quarter of 2010.

Automatic-dimming mirror unit shipments in North America increased by 91 percent in the first quarter of 2010 compared with the same period in 2009, primarily as a result of increased mirror unit shipments to certain domestic and Japanese transplant automakers.  North American light vehicle production increased by 70 percent in the first quarter of 2010 compared with the same period last year.

Automatic-dimming mirror unit shipments to offshore customers increased by 93 percent in the first quarter of 2010 compared with the same period last year, primarily due to increased mirror unit shipments to certain European and Asian automakers.  Light vehicle production in Europe increased by 28 percent in the first quarter of 2010, and light vehicle production increased by 49 percent in Japan and Korea in the first quarter of 2010, compared with the same period last year.

Fire Protection net sales decreased by 23 percent to $3.8 million for the first quarter of 2010 compared with the same period last year, primarily due to the continued weak commercial construction market.

Future Estimates

Gentex Senior Vice President Enoch Jen provided certain guidance for the second quarter of 2010.

“Based on CSM Worldwide’s end-of-March light vehicle production forecast for the second quarter of 2010, we currently expect our net sales in the second quarter of 2010 to increase by 55-65 percent compared with the second quarter of 2009,” said Jen.

 Jen said that while light vehicle production volumes have continued to improve, he believes that the global automotive market still faces some uncertainty.  CSM is currently forecasting relatively flat sequential vehicle production for all four quarters of 2010 when North America, Europe and Japan and Korea are combined.  He also said that the Company continues to believe that there will be some schedule adjustments as automakers work to balance their inventories with vehicle sales levels.  As such, due to the uncertainties, the Company does not plan to provide full-year 2010 net sales guidance at this time.

The Company’s current second quarter 2010 forecast is based on CSM’s end-of-March forecast for light vehicle production of a 64 percent increase to 2.9 million units for North America; a one percent increase to 4.3 million units for Europe, and an 18 percent increase to 2.9 million units for Japan and Korea.

CSM’s end-of-March calendar year 2010 forecast for production in North America is a 35 percent increase to 11.5 million light vehicle units; a one percent increase to 16.4 million units for Europe, and a 12 percent increase to 12.2 million units for Japan and Korea, when compared with 2009.

Based on the Company’s expected net sales for the second quarter of 2010, Jen said that the Company currently expects its gross profit margin for the second quarter of 2010 to be in the same range as the first quarter of 2010.

"In addition, the Company has updated its annual guidance for Rear Camera Display Mirror unit shipments, and we currently believe that those units will nearly double in calendar 2010 compared with calendar 2009," said Jen.  He said that the anticipated change in the expected annual increase in RCD Mirror unit shipments is primarily due to increased take rates on certain domestic vehicle models.  Jen said that the Company's calendar year 2010 guidance for SmartBeam unit shipments remains unchanged, and that the Company continues to expect that SmartBeam unit shipments will increase by 30 to 40 percent in calendar year 2010 compared with calendar year 2009.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the ability to control and leverage fixed manufacturing overhead costs, unit shipment and net sales growth rates, the ability to control E,R&D and S,G&A expenses, gross margins, and the Company itself.  Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “hopes,” “likely,” “plans,” “projects,” “optimistic,” and “should,” and variations of such words and similar expressions identify forward-looking statements.  These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence.  These risks include, without limitation, employment and general economic conditions, worldwide automotive production,  the maintenance of the Company’s market share, the ability to achieve purchasing cost reductions, competitive pricing pressures, currency fluctuations, interest rates, equity prices, the financial strength/stability of the Company’s customers (including their Tier 1 suppliers), supply chain disruptions, potential sale of OEM business segments or suppliers, potential additional customer (including their Tier 1 suppliers) bankruptcies, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain products (e.g. SmartBeam® and Rear Camera Display Mirror), and other risks identified in the Company’s other filings with the Securities and Exchange Commission.  Therefore, actual results and outcomes may materially differ from what is expressed or forecasted.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

First Quarter Conference Call

      A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

      Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company’s automatic-dimming interior mirrors are sold with advanced electronic features.  Approximately 97 percent of the Company’s net sales are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited)
	Three Months Ended
	March 31,
	2010	2009

Net Sales	$185,768,929	$93,831,477
Cost of Goods Sold	117,200,560	71,521,107
Gross Profit	68,568,369	22,310,370

Engineering, Research & Development	14,338,518	11,380,204
Selling, General & Administrative	9,621,954	8,731,081
Income from Operations	44,607,897	2,199,085

Other Expense (Income)	(3,077,355)	4,585,261

Income (Loss) Before Income Taxes	47,685,252	(2,386,176)

Provision for (Benefit from) Income Taxes	15,223,122	(829,245)

Net Income (Loss)	$32,462,130	($1,556,931)

Earnings (Loss) Per Share
Basic	$0.23	($0.01)
Diluted	$0.23	($0.01)
Weighted Average Shares:
Basic	138,254,281	137,094,907
Diluted	139,514,627	137,094,907

Cash Dividends Declared per Share	$0.11	$0.11

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31,	December 31,
	2010	2009
ASSETS
Cash and Short-Term Investments	$396,072,243	$353,232,093
Other Current Assets	175,510,964	152,181,402

Total Current Assets	571,583,207	505,413,495

Plant and Equipment - Net	198,508,874	197,530,249
Long-Term Investments and Other Assets	134,593,863	119,659,745

Total Assets	$904,685,944	$822,603,489

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$102,218,283	$58,637,778
Long-Term Debt	0	0
Deferred Income Taxes	28,358,604	28,036,968
Shareholders' Investment	774,109,057	735,928,743

Total Liabilities & Shareholders' Investment	$904,685,944	$822,603,489

AUTO-DIMMING MIRROR UNIT SHIPMENTS

(Thousands)
	First Quarter Ended March 31,
	2010	2009	% Change
Domestic Interior	1,133	552	105%
Domestic Exterior	265	180	47%
Total Domestic Units	1,398	732	91%

Foreign Interior	1,899	959	98%
Foreign Exterior	733	402	82%
Total Foreign Units	2,633	1,361	93%

Total Interior Mirrors	3,033	1,511	101%
Total Exterior Mirrors	998	582	71%
Total Mirror Units	4,031	2,093	93%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.  Percent change and amounts may not total due to rounding.

End of Filing